CONTACT:	Paul M. Montgomery	FOR IMMEDIATE RELEASE
	Vice President, Finance Investor Relations (859) 572-8684	June 15, 2005

General Cable Corporation Announces Plant Closures

HIGHLAND HEIGHTS, KENTUCKY, June 15, 2005 - General Cable Corporation (NYSE: BGC) announced today that it is closing one of its three North American plants that manufacture copper telephone exchange cables. The plant, located in Bonham, Texas has approximately 170 active associates and utilizes more than 360,000 square feet in the production of copper telephone exchange cable. The Company also announced its decision to close its fiber optic military and premise cable manufacturing plant in Dayville, Connecticut, and to relocate production from this plant to its recently acquired facility in Franklin, Massachusetts, which today produces copper as well as some fiber optic communications products. The Dayville plant employs approximately 30 associates. The total cost of these closures should approximate $30 million, of which about $13 million will be cash costs. Approximately $4.0 million of these charges, none of which will be cash costs, will be recognized in the second quarter of 2005.

“As a result of the significant reduction in demand for copper telephone exchange cable over the last several years, our Bonham facility has been operating at below 50% of its capacity,” commented Gregory B. Kenny, Chief Executive Officer of General Cable. “In light of our belief that there will not be a significant rebound in demand for copper telephone exchange cables, we have made the decision to streamline our manufacturing operations and close the plant. The Company, in its remaining communications facilities which make a wide range of products for multiple applications, will retain more than enough capacity to meet projected customer demand for exchange cables.”

“Our Dayville, Connecticut facility, which primarily manufactures fiber optic military and premise cables, has also been operating at less then 50% of its capacity. We will optimize our fiber optic cable manufacturing operations by moving this productive capacity to a larger and more broad based General Cable facility,” added Kenny.

“The decision to close these facilities was based strictly on our need to further optimize the utilization of our available manufacturing capacity in a market for communications cables that has experienced a significant decline in demand over the last four or five years. These actions allow us to redeploy certain fixed assets elsewhere in the global General Cable system and reduce working capital, which will further improve our return on capital employed,” added Kenny. “Our associates in Bonham and Dayville have worked hard to improve manufacturing efficiencies and reduce costs over the past several years and I would like to thank them for their efforts and dedication to General Cable.”

General Cable (NYSE:BGC), headquartered in Highland Heights, Kentucky, is a leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, specialty and communications markets. Visit our website at www.GeneralCable.com.

Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors include economic and political consequences resulting from the September 2001 terrorist attack and the war with Iraq, domestic and local country price competition, particularly in certain segments of the power cable market and other competitive pressures; general economic conditions, particularly in construction; changes in customer or distributor purchasing patterns in our business segments; the Company’s ability to increase manufacturing capacity and productivity; the financial impact of any future plant closures; the Company’s ability to successfully complete and integrate acquisitions and divestitures; the Company’s ability to negotiate extensions of labor agreements on acceptable terms; the Company’s ability to service debt requirements and maintain adequate domestic and international credit facilities and credit lines; the Company’s ability to pay dividends on its preferred stock; the impact of unexpected future judgments or settlements of claims and litigation; the Company’s ability to achieve target returns on investments in its defined benefit plans; the Company’s ability to avoid limitations on utilization of net losses for income tax purposes; the cost of raw materials, including copper and aluminum; the Company’s ability to increase its selling prices during periods of increasing raw material costs; the impact of foreign currency fluctuations; the impact of technological changes; and other factors which are discussed in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2005, as well as periodic reports filed with the Commission

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Release No. 0471
06/15/05